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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Windrose Medical Properties Trust

We consent to the incorporation by reference in the registration statement Nos. 333-108659, 333-109389 and 333-112183 on Form S-3 of Windrose Medical Properties Trust of our report dated September 10, 2004 on the Biltmore Medical Mall Statement of Revenue in Excess of Certain Expenses which report includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1, and is not intended to be a complete presentation of the revenues and expenses of the Biltmore Medical Mall.

                                                 /s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
September 23, 2004